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                              SEPARATION AGREEMENT

            SEPARATION AGREEMENT, dated as of May 19, 1999, by and between Network Solutions, Inc., a Delaware corporation (the "Company"), and James Rutt ("Executive").

            WHEREAS, the Company has offered Executive employment as its Chief Executive Officer;

            WHEREAS, to induce Executive to enter into its employment, the Company is willing to provide Executive with certain severance payments in the event that his employment is terminated by the Company under the circumstances described herein;

            NOW, THEREFORE, in consideration of their mutual promises, the Company and Executive agree as follows:

            1.          Definitions.

            (a) "Cause" means (i) Executive's conviction of a felony involving a personal act of willful and intentional misconduct or the entry by Executive of a plea of nolo contendere in connection with such an alleged felony.

            (b) "Disability" means the inability of Executive to perform substantially the principal duties of his position as Chief Executive Officer for 180 days in any 12 month period as a result of Executive's physical or mental disability or infirmity. Any question as to whether Executive has a disability or infirmity shall be conclusively determined by a qualified physician selected by the Company.

            (c) "Good Reason" means the occurrence of any of the following without Executive's written consent: (i) assignment to Executive of any duties materially inconsistent with his position as Chief Executive Officer of the Company or any material diminution in his position, authority, duties or responsibilities; (ii) reduction in his base salary or target bonus opportunity or failure to provide Executive with stock option grants on a basis which is at least as favorable as that provided to other executive officers generally (excluding grants to new hires or other extraordinary grants to a particular individual); (iii) relocation of Executive's principal work place to a location more than 25 miles from Reston, Virginia; or (iv) failure to elect or re-elect Executive to the Company's Board of Directors or removal from the Company's Board of Directors; provided, however, that Good Reason shall not include any isolated, insubstantial and inadvertent action taken without bad faith which is remedied by the Company promptly after receipt of written notice thereof from Executive.

            (d) "Non-performance" means (i) the repeated and continual failure of Executive to fulfill the basic duties of his position(s) with the Company; (ii) Executive's gross negligence, dishonesty, willful malfeasance or gross misconduct in connection with his employment with the Company which has had (or is expected to have) a demonstrative and




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adverse effect on the business or reputation of the Company or its subsidiaries;
or (iii) failure by Executive to follow any lawful directives established for Executive by the Board of Directors. Notwithstanding the foregoing, NSI shall not have the right to terminate your employment for Non-performance unless you have been given an opportunity to be heard by the Board of Directors after at least 10 days' written notice by the Board. In addition, for purposes of the definition of "Non-performance," any isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by you promptly after receipt of written notice thereof from the Company shall not be deemed to be "Non-performance."

            2. Certain Terminations of Employment by the Company. If the Company terminates Executive's employment prior to age 65 for any reason other than Cause, Non-performance, Disability or death, or if Executive terminates his employment for Good Reason, the Company will pay Executive severance benefits (the "Cash Severance") in the amount and at the time determined in accordance with the following:

            (a) If the amount which Executive could realize or has realized upon the exercise of stock options in respect of the Company's Common Stock ("the Option Gain")is less than $3 million, the Cash Severance shall be equal to the product of (i) one and one-half times (ii) the sum of

      (1) Executive's annual base salary as in effect immediately prior to the termination of Executive's employment or, if higher, at the highest rate as in effect at any time during the twelve-month period immediately preceding the date of such termination ("Salary"), and

      (2) an amount equal to the product of Executive's highest target bonus opportunity in effect at any time during the year of termination multiplied by the base salary referred to in subclause (1) or, if Executive's termination occurs after Executive has received a bonus, an amount equal to the last actual bonus paid to Executive ("Bonus").

The amount, if any, payable to Executive under this Section 2(a) shall be paid in thirty-nine approximately equal bi-weekly installments with the first installment payable on the later of (x) the first day of the month beginning after the date of Executive's termination of employment or (y) the expiration of the revocation period, if any, applicable with respect to the release referred to in Section 4 below.

            (b) If the Option Gain is equal to or greater than $3 million but less than $6 million, the Cash Severance shall be equal to the product of 75% of the sum of (A) Salary and (B) Bonus. The amount, if any, payable to Executive under this Section 2(b) shall be paid in nineteen approximately equal bi-weekly installments with the first installment payable on the later of (x) the first day of the month beginning after the date of Executive's termination of employment or (y) the expiration of the revocation period, if any, applicable with respect to the release referred to in Section 4 below; and



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            (c) If the Option Gain is greater than or equal to $6 million, the
Cash Severance shall be zero.

            (d) For purposes of this Agreement, the Option Gain shall be determined as follows:

            (i) in the case of options that are outstanding on the date of Executive's termination and which are exercisable on or after such date, the amount that could be realized in respect of any such option shall equal the remainder of
                        (A) minus (B), times (C), where (A), (B) and (C) are:

                        (A) the closing price of a share of Common Stock on the date of Executive's termination over

                        (B)         the exercise price per share under such
                                    option, and

                        (C)         the number of shares subject to the option.

            (ii) in the case of options that have been exercised prior to the date of Executive's termination, the amount of income included in Executive's income for Federal income tax purposes in respect of such option exercise.

            (e) Notwithstanding anything else contained herein to the contrary, the amount payable to Executive pursuant to the provisions of this
Section 2 shall not be subject to any mitigation, offset or any other reduction therein, unless Executive shall have materially breached any of the covenants set forth in the third paragraph of the offer letter dated May 18, 1999 between the Company and Executive.

            3. Other Terminations of Employment. In the event Executive's employment (i) terminates due to Executive's death or Disability,
(ii) terminates after Executive has attained age 65, (ii) is terminated by the Company for Cause or Non-performance or (iii) is terminated by Executive for any reason other than Good Reason, Executive will only be entitled to receive the compensation and benefits otherwise payable to Executive under the Company's otherwise applicable employee benefit plans or programs.

            4. Release. Payment of any benefits under this Separation Agreement shall be subject to and expressly conditioned upon Executive executing a release in favor of the Company substantially in the form attached hereto as Exhibit A, subject to such changes as the Company may require to reflect changes in law or the interpretation of existing laws after the date hereof or such other changes as the parties shall mutually agree in writing.

            5. Public Comment. In the event of Executive's termination of employment, Executive and the Company each hereby covenant and agree not to make any public statements to any third party, including, without limitation, to any representative of any



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news organization, regarding the other party hereto or to otherwise publish, whether in print or through means of any electronic communication, any remarks about the other party hereto which are intended to, or can reasonably be expected to cause such other party's business or professional conduct and/or reputation to be damaged in any material respect. The parties shall use their reasonable best commercial efforts to agree on the terms of any public statements to be made regarding the circumstances surrounding Executive's termination.

            6. Withholding. All payments to be made or benefits to be provided to Executive in accordance with this Separation Agreement shall be made net of all applicable income and employment taxes required to be withheld from such payments.

            7. Miscellaneous. This Agreement may be amended only by a written instrument signed by the Company and Executive. Except with respect to any other agreement between the Company and Executive that is specifically referenced herein and intended to continue beyond the execution of this Agreement, this Agreement shall constitute the entire agreement between the Company and Executive with respect to the subject matter hereof. This Agreement shall be governed by the laws of the Commonwealth of Virginia, other than the provisions thereof relating to conflict of laws. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators (in the case of Executive) and assigns. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            IN WITNESS WHEREOF, the parties have executed this SEPARATION AGREEMENT effective as of the day first written above.


                                   NETWORK SOLUTIONS INC.


                                   By:  /s/ MICHAEL A. DANIELS
                                      ---------------------------


                                   JAMES RUTT


                                   /s/ J P RUTT
                                   -------------------------------


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                           GENERAL WAIVER AND RELEASE


            This General Waiver and Release ("Release") is made and entered into by and among James Rutt ("Executive") and Network Solutions, Inc. (the "Company"). In consideration of the following promises, the parties agree to the following:

            WHEREAS, Executive's active employment ended on ____________________ and Executive wants to begin receiving certain payments set forth in his Separation Agreement ("Agreement") that previously was entered into between the Executive and the Company; and

            WHEREAS, the Agreement specifically requires Executive to execute this Release in order to receive payments;

            NOW THEREFORE, for and in consideration of covenants and undertakings herein set forth, and for other good and valuable consideration, which each party hereby acknowledges, it is agreed as follows:

            I. The Company acknowledges that the Executive's termination of employment with the Company qualifies the Executive to receive the termination payments specified in the Agreement.

            II. Executive agrees to, and does, release and forever discharge the Company, and each and every one of its affiliates, parents or subsidiary companies and their respective agents, officers, executives, employees, successors, predecessors, attorneys, trustees, directors and assigns (collectively hereinafter included in the term "Company") from and with respect to all matters, claims, charges, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever foreseen or unforeseen, known or unknown, which have arisen or may have arisen between the Executive and the Company in any way related to the Executive's employment and/or termination, provided that, this Release shall not in any way modify or impair (a) Executive's right to be indemnified by the Company in accordance with any practice or policy of the Company in respect of third party claims, (b) Executive's rights under the terms of any of the Company's generally applicable employee or executive benefit plans, programs or agreements, or (C) payments expressly owed to the Executive under the Agreement.

            III. This Release includes any and all claims, demands and causes of action of any kind whatsoever, including attorneys' fees and costs actually incurred, whether known or unknown, which the Executive now has or ever has had against the Company up to the date of this General Waiver and Release including, but not limited to, claims under the Americans with Disabilities Act, Age Discrimination in Employment Act, the Family and Medical Leave Act, the Equal Pay Act, the Employee Retirement Income Security Act, Title VII of the Civil


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Rights Act, the Rehabilitation Act of 1973, the Fair Labor Standards Act,
or any other federal, state or local statute or ordinance.

            IV. Executive further agrees that he will not participate or aid in any suit or proceeding (or to execute, seek to impose, collect or recover upon, or otherwise enforce or accept any judgment, decision, award, warrant, or attachment) upon any claim released by him under this General Waiver and Release. Nothing contained in this paragraph is intended to prevent the Executive from responding to a properly issued subpoena.

            V. Executive agrees to make himself available upon reasonable notice from the Company or its attorneys to be deposed, to testify at a hearing or trial, or to accede to any other reasonable request (involving no more than a reasonable period of time) by the Company in connection with any lawsuit either currently pending against the Company or any lawsuit filed after Executive's separation that involves issues relating to the Executive's job responsibilities or the decisions made by him during his employment with the Company.

            VI. The Executive represents and agrees that the Executive fully understands Executive's right to discuss all aspects of this General Waiver and Release with a private attorney, and to the extent, if any, that the Executive desires to consult a private attorney, the Executive has availed himself of this right.

            VII. The Executive also represents and agrees that the Executive has carefully read and fully understands the provisions of this General Waiver and Release; and that the Executive is voluntarily entering into this General Waiver and Release.

            VIII. The Executive further represents and acknowledges that the Executive has the right to consider the effect of this General Waiver and Release for twenty-one (21) days from the date of the Executive's receipt hereof, but by executing this General Waiver and Release has elected to waive his right to utilize such full 21-day period.

            IX. The Executive further represents that the Executive understands and agrees that the Executive may revoke this General Waiver and Release within seven (7) days after singing this General Waiver and Release and that this General Waiver and Release is not effective or enforceable until the seven (7) day revocation period has passed.

            X. In the event that any provision of this General Waiver and Release is adjudicated to be invalid or unenforceable under applicable law, the validity and enforceability of the remaining provisions shall be unaffected to the extent that any provision of this General Waiver and Release is adjudicated to be invalid or unenforceable because it is overbroad, and that provision shall not be void but rather shall be limited only to the extent required by applicable law and enforced as so limited.

            IN WITNESS WHEREOF, the undersigned has executed this General Waiver and Release.


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            I HAVE READ THIS GENERAL WAIVER AND RELEASE AND UNDERSTAND ALL ITS
TERMS AND SIGN IT OF MY OWN FREE WILL

                                   -----------------------------
                                   JAMES RUTT

                                   Dated:
                                         -----------------------

STATE OF                            )
         -----------------------
                                               )
           OF                       )
----------    ------------------

            On this ___ day of ____________________, in the year 19__, before me, _________________________, a Notary Public in and for said state, personally appeared _________________________, known to me to be the person who executed the within _________________________, and acknowledged to me that _______________ executed the same for the purposes therein stated.

            IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the ____________________ and said State aforesaid, the day and year first above written.

                                                           -------------------

----------------

Notary Public

My Commission Expires:

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